SIT N-SAR Item 77Q1
Amended and Restated By-Laws, dated September 13,
2011, are filed herewith.
Investment Sub-Advisory Agreement, dated October 26,
2011, between SIMC and JO Hambro Capital Management
Limited with respect to the Emerging Markets Equity
Fund is filed herewith.
Amended Schedule B, as last revised October 1, 2011, to the Investment Sub-Advisory Agreement, dated June
27, 2008, between SIMC and Artisan Partners Limited
Partnership with respect to the Emerging Markets
Equity Fund is filed herewith.
Amendment, dated September 15, 2011, to the
Investment Sub-Advisory Agreement, dated March 25,
2011, between SIMC and Delaware Management Company, a series of Delaware Management Business Trust, with respect to the Emerging Markets Equity Fund is filed herewith.
Amended Schedule B, as last revised November 10,
2011, to the Investment Sub-Advisory Agreement, dated March 21, 2007, between SIMC and Fidelity
International Investment Advisors with respect to the International Fixed Income Fund is filed herewith.
Amendment, dated September 23, 2011, to the
Investment Sub-Advisory Agreement, dated September
18, 2000, as amended July 1, 2003 and June 27, 2011,
between SIMC and The Boston Company Asset
Management, LLC with respect to the Emerging Markets
Equity Fund is filed herewith.
Custodian Agreement, dated August 23, 2011, between the Trust and Brown Brothers Harriman & Co. is filed herewith.